EXHIBIT 10.2

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AGREEMENT (“Agreement”), dated as of July 15, 2002, is by and between J. Bruce Riddle (“Riddle”), and Pacific Continental Bank, an Oregon state-chartered bank (the “Bank”), and Pacific Continental Corporation (the “Corporation”).

Riddle, the Bank and the Corporation are parties to an Employment Agreement dated April 24, 2001 (the “Employment Agreement”). The parties desire that Riddle’s employment with the Bank and the Corporation terminate effective on July 15, 2002 and intend for this Agreement to fully satisfy and supercede the provisions set forth in Sections 1 through 9(f) of the Employment Agreement. However, Sections 9(g) through 16 of the Employment Agreement shall remain in full force and effect.

In exchange for the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Riddle, the Bank and the Corporation agree as follows:

1.  Termination of Employment.    The parties agree that Riddle’s employment as President and Chief Executive Officer of the Bank and Corporation, and his related service on all official and unofficial committees or bodies of the Bank and the Corporation in his capacity as an officer of the Bank and the Corporation terminated effective as of July 15, 2002. Riddle hereby resigns from the Board of Directors of the Bank and the Corporation effective as of July 15, 2002.

2.  Severance Pay.    As severance pay, the Bank and the Corporation shall continue to pay to Riddle his current base salary, less normal tax withholdings, in accordance with the Bank’s normal payroll schedule through July 15, 2003, with the final payment to be made on July 15, 2003.

3.  Vacation.    Concurrently with the execution of this Agreement, Bank shall pay to Riddle $24,175, approximately the cash of value of all vacation accrued but unused through July 15, 2002.

4.  Bonus.    In January 2003 (but in any event not later than the date the Bank and/or Corporation pays related bonuses to its other officers), the Bank and Corporation will pay to Riddle $177,500, the amount agreed to between the parties as satisfaction of the bonus payment required in Section 6 of the Employment Agreement.

5.  Bank Automobile.    The Bank hereby sells to Riddle the 1998 Suburban that the Bank currently furnishes for his use and will, promptly after the execution of this Agreement, transfer title to such vehicle to Riddle free and clear of all liens or encumbrances (other than liens attributable to Riddle). The parties agree that the value for vehicle is $2,500; such amount shall be deducted from the amount payable by the Bank and/or the Corporation to Riddle under the terms of this Agreement. The parties agree that Bank and Corporation shall no longer be responsible for any charges relating to the Suburban, including insurance, maintenance and fuel, after July 15, 2002.

6.  Club Memberships.    During his employment, the Bank has provided Riddle with memberships to the Eugene Country Club, the Downtown Athletic Club, and the Arlington Club in Portland (the “Memberships”). In order to enable Riddle to maintain the Memberships through July 31, 2003, concurrently with the execution of this Agreement the Bank and/or the Corporation will pay to Riddle a lump sum of $6,339 ($1,605—Downtown Athletic Club; $3,888—Eugene Country Club (including food allowance); and $846—Arlington Club). The Bank and/or the Corporation will have no further obligations to Riddle with respect to the Memberships.

7.  Sporting Tickets.    For the 2002-2003 University of Oregon sports season, the Bank and Corporation will permit Riddle to use four (4) football season tickets and two (2) basketball season tickets (collectively, the “Tickets”). With regard to the football tickets, the Bank will be entitled to initially select four (4) tickets and Riddle will be entitled to select his four (4) tickets from the remaining tickets available to the Bank and the Corporation. With regard to the basketball tickets, Riddle will be entitled to the two (2) tickets that he used during the 2001-2002 season. The Bank will deliver the Tickets to Riddle promptly after receipt thereof. At the conclusion of the 2002-2003 sports season, the Bank and/or the Corporation will use their best efforts to transfer the rights to the Tickets to Riddle and will thereafter have no further obligations to Riddle with respect to the Tickets. If the Bank and/or the Corporation are unable to transfer the Tickets to Riddle, Riddle will be entitled to continued use of the Tickets, so long as Riddle pays to the Bank or the Corporation, prior to the start of the applicable sporting season, (a) the amount that the Bank and/or the Corporation are required to pay for the Tickets; and (b) the pro rata portion that the Bank and/or the Corporation are required to contribute to the Duck Fund to be eligible to purchase season tickets.

8.  Health, Dental, Life and Disability Coverage.    The Bank and Corporation will continue Riddle’s participation in the group health, dental, life and disability insurance plans, or, if that is not possible, the Bank and Corporation shall pay on a monthly basis an amount equivalent to the monthly cost of premiums for Riddle’s health, dental, life and disability insurance continuation coverage on a monthly basis through July 31, 2003, plus any amount equal to cover any applicable income taxes to Riddle, unless he obtains such coverages or is eligible to obtain such coverages sooner from another employer at no cost to Riddle. Riddle agrees to promptly notify the Bank and Corporation when he obtains such other health, dental, life or disability insurance or becomes eligible to do so. After July 31, 2003, Riddle will be entitled to extend COBRA benefits an additional six months at his own expense. Through June 1, 2003, the Bank and/or the Corporation will continue to pay the COBRA benefits for Riddle’s former spouse.

9.  Expense Reimbursement.    Riddle acknowledges that he has presented and been reimbursed for all expense account charges to which he is entitled, and that the Bank and Corporation have no further obligation for any such expenses incurred by him.

10.  Return of Property.    Riddle acknowledges that he has taken all of his personal property from Bank premises, and confirms that he has returned to the Bank and Corporation any of its property, including but not limited to: keys, computer equipment, software, customer lists, documents, files and correspondence. The Bank and Corporation acknowledge that Riddle may retain originals and/or copies of any agreements, correspondence and/or other communications personal to him or to which he is a party.

11.  Stock Options.    The Company agrees to accelerate the vesting on 2,200 of the options granted to Riddle in September 2000 (such that a total of 6,600 of such options are now vested and fully exercisable) and 1,650 of the options granted in August 2001 (such that a total of 3,300 of such options are now vested and fully exercisable). Riddle acknowledges that, pursuant to the Company’s Employee Stock Option Plan, all of his vested stock options will terminate if not exercised by Riddle within ninety (90) days of the date Riddle’s employment terminated.

12.  Triggering Event.    The parties agree that for purposes of Section 10(a)(3) of the Employment Agreement termination of Riddle’s employment relationship with the Bank and Corporation shall be deemed a termination of Riddle’s employment by the Bank “without Cause” and that upon the occurrence of a Triggering Event as described in such Section 10(a)(3), Riddle will be entitled to receive the payment and benefits described in Section 10(b) of the Employment Agreement. The parties further agree that, notwithstanding anything that may be contained herein or in the Employment Agreement to the contrary, Riddle’s rights under Section 10 of the Employment Agreement may not be further modified, amended or terminated without the express written agreement of Riddle.

13.  Nondisparagement.    The parties agree that they shall refrain (and the Bank and Corporation shall cause its officers, directors and employees to refrain) from making any remarks or statements about each other, whether oral or written, that disparage the other party’s character, goodwill or reputation.

14.  Release by Riddle.    Riddle hereby releases and forever discharges the Bank and Corporation and its proposed parent corporation, directors, officers, attorneys and other affiliates of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands and liabilities whatsoever of every name and nature, both in law and in equity, against the Bank and Corporation or its parent or affiliates or their successors and assigns which Riddle now has or ever had to this date, including without limitation all rights and any claims under any state or federal discrimination law; except that this paragraph does not release the Bank and Corporation’s obligations under this Agreement, the Bank and Corporation’s under Sections 9(g) through 16 of the Employment Agreement, or any claims Riddle may have under the Age Discrimination Employment Act of 1967, as amended, that may arise after the effective date of this Agreement.

15.  Cooperation.    Riddle further agrees that, for a period of four years after the date of this Agreement, at the reasonable written request of the Bank and Corporation, he will, without compensation, reasonably cooperate with the Bank and Corporation with respect to any actual or potential litigation, investigation, legal proceedings or dispute arising out of or in connection with the financial affairs, legal affairs and/or business matters of the Bank and Corporation within his knowledge, including providing truthful and accurate information, to his knowledge, concerning such matters, testifying in regards to such matters and/or appearing in person with respect to such matters (at times and places reasonably acceptable to Riddle); provided that (a) the Bank and Corporation shall be responsible for any reasonable travel and/or other out-of-

pocket costs or expenses that Riddle may reasonably incur in connection therewith, and (b) after the one-year anniversary of this Agreement (July 15, 2003), in the event that such cooperation requires that Riddle travel out of town or spend more than one business day on any such matter, the Bank and Corporation shall also compensate Riddle at the rate of $100 per hour for such time, up to a maximum of $1,000 per day. For his actions as a director of the Bank and the Corporation, the Bank and Corporation agree to indemnify and hold harmless Riddle to the full extent permitted by the Bank’s and the Corporation’s Articles of Incorporation. With regard to the indemnification of Riddle, the parties will enter into an indemnification agreement, substantially in the form attached as Exhibit A to this Agreement.

16.  Release by the Bank and Corporation.    The Bank and Corporation, on behalf of themselves and their respective parent corporations, subsidiary corporations, directors, officers, attorneys and other affiliates, and their respective successors, heirs and assigns, each hereby releases and forever discharges Riddle, his attorneys and other affiliates, and their respective successors, heirs, assigns, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands and liabilities whatsoever of every name and nature, both in law and in equity, against Riddle or his attorneys and other affiliates, and their respective successors, heirs, assigns, which the Bank, Corporation, or any of their respective parent corporations, subsidiary corporations, directors, officers, attorneys and other affiliates, or their respective successors, heirs and assigns, now has or ever had to this date; except that this paragraph does not release any claims in respect of fraud, larceny or misappropriation of funds by Riddle or any of Riddle’s obligations under this Agreement or under Sections 9(g) through 16 of the Employment Agreement, that may arise after the effective date of this Agreement.

17.  OWBPA Compliance.    Riddle acknowledges that his assent to this Agreement’s terms is wholly voluntary and that he has retained and had the opportunity to consult with counsel and that he fully understands said Agreement. Riddle acknowledges that he has been given a period of at least twenty-one (21) days to consider this Agreement. Riddle may revoke this Settlement and Release Agreement at any time during the seven (7) day period after he signs it. This Agreement shall not become effective until said revocation period has expired.

18.  Continuing Provisions of Employment Agreement.    The parties acknowledge and agree that the provisions of Sections 9(g) through 16 of the Employment Agreement shall survive the termination of Riddle’s employment relationship with the Bank and Corporation.

19.  Entire Agreement.    Except for Sections 9(g) through 16 of the Employment Agreement, this Agreement sets forth the entire agreement between Riddle and the Bank and Corporation. Riddle acknowledges that in considering whether to sign this Agreement he has not relied upon any representation, written or oral, not set forth herein.

20.  Modifications and Waivers.    No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties. No waiver, express or implied, of any breach of any covenant or agreement shall ever be held or construed as a waiver of any other breach of the same or any other covenant or agreement.

21.  Governing Law.    This Agreement shall be governed by and construed under the laws of Oregon. This Agreement was made and executed in Oregon, and shall be deemed an Oregon contract.

22.  Venue.    Any dispute arising out of this Agreement may only be litigated in a court of competent jurisdiction in Oregon, and the parties expressly waive any rights they may have to have any dispute litigated in any jurisdiction other than Oregon.

23.  Notices.    Any notices given pursuant to this Agreement shall be in writing and shall be given by either hand delivery, overnight courier (Federal Express or similar courier service) or certified mail, return receipt requested, addressed as follows:

To the Bank and Corporation:	Pacific Continental Bank
Attention: Hal Brown, President and CEO
111 West 7th Avenue
Eugene, Oregon 97401

To Riddle:	J. Bruce Riddle
3530 Spring Blvd.
Eugene, Oregon 97405

or to such other address of which notice has been given in accordance with this provision.

24.  Legal Fees.    All parties are responsible for their own costs and expenses, including legal fees.

25.  Successors and Assigns.    This Agreement shall be binding upon, and shall inure to the benefit of the Bank and Corporation and its respective successors and assigns, and Riddle, and his respective heirs, executors, administrators, successors and assigns.

26.  Severability.    The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law; and (ii) if any provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the Bank and Corporation and Riddle agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words and phrases (“blue-penciling”) and in its reduced or blue-penciled form such provisions shall then be enforceable and shall be enforced.

27.  Captions.    All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof.

28.  Counterparts; Facsimile.    This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document. Delivery of an executed signature page to this Agreement shall be as effective as delivery of a manually signed counterpart.

[signatures appear on following page]

IN WITNESS WHEREOF, THE PARTIES HAVE DULY EXECUTED THIS AGREEMENT AS OF THE DATE FIRST ABOVE WRITTEN.

By:	/s/ J. BRUCE RIDDLE
J. Bruce Riddle

PACIFIC CONTINENTAL BANK

By:	/s/ HAL BROWN
Hal Brown President & CEO

PACIFIC CONTINENTAL CORPORATION

By:	/s/ HAL BROWN
Hal Brown President & CEO

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